UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2015

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2015, Omeros Corporation, or Omeros, entered into an exclusive licensing agreement, or the Agreement, with Fagron Compounding Services, LLC, d/b/a Fagron Sterile Services, and JCB Laboratories, LLC, or collectively Fagron, a Food and Drug Administration-registered human drug outsourcing facility in Wichita, Kansas, under which Fagron will commercialize Omeros’ PharmacoSurgery® product candidate, OMS103. OMS103 has been developed for use during arthroscopic procedures, including partial meniscectomy surgery. Pursuant to the Agreement, Omeros granted Fagron an exclusive, royalty-free license to the OMS103 intellectual property, manufacturing information and clinical data to produce on a large scale registered basis and commercialize OMS103 in the United States.

Under the terms of the Agreement, upon commercialization, Omeros will receive payments representing a substantial majority share of gross revenue from future OMS103 product sales within the United States, which revenue share will not be less than a minimum per unit amount. Additionally, Omeros is eligible to receive up to an aggregate total of $10 million in potential payments upon the achievement of specific commercial milestones and as revenue-share enhancement on early sales. Fagron is obligated to meet performance diligence requirements including the commencement of commercial supply of OMS103 in 2015, to bear all sales and marketing costs, and to meet annual sales volume minimums. Omeros will incur no further development costs, other than maintaining the licensed intellectual property, in connection with OMS103. The Agreement also contemplates potential partnerships for additional products from Omeros’ PharmacoSurgery® platform.

Unless terminated earlier, the Agreement will continue until expiration of the last-to-expire of the patents in the licensed intellectual property or as otherwise provided under the terms of the Agreement. Either party may terminate the Agreement earlier if the other party materially breaches the Agreement and does not cure the breach within a specified notice period, or upon the other party’s insolvency. Additionally, Omeros may terminate the Agreement earlier if Fagron does not meet its performance diligence requirements, in response to a negative action by a regulatory authority, or if Fagron opposes or challenges any of the licensed patents for OMS103.

The foregoing description of certain terms of the Agreement is only a summary of its material terms and does not purport to be complete. On June 16, 2015, Omeros issued a press release announcing the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

In anticipation of its discontinuance of its development of OMS103 and subsequent entry of the Agreement with Fagron, on June 9, 2015, Omeros delivered to Hospira Worldwide Inc., or Hospira, a notice terminating the parties’ Commercial Supply Agreement, effective October 9, 2007, or the Supply Agreement, for the commercial supply of OMS103HP-S. Under the Supply Agreement, Hospira had agreed to provide, and Omeros had agreed to purchase, a minimum quantity of Omeros’ commercial supply needs of OMS103HP-S following approval for marketing. The termination of the Supply Agreement was effective on June 9, 2015. Omeros does not expect to have any further obligations under this agreement.

Item  9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release dated June 16, 2015, regarding Omeros’ entry into an exclusive licensing agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and
Chairman of the Board of Directors

Date: June 16, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated June 16, 2015, regarding Omeros’ entry into an exclusive licensing agreement.